PROSPECTUS SUPPLEMENT NO.4	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 1, 2022)	Registration No. 333-258948

Cyxtera Technologies, Inc.
Up to 160,309,118 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated April 1, 2022 (as supplemented or amended from time to time, the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 14, 2022. Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

The Prospectus and the prospectus supplement relate to the offer and sale, from time to time, by the selling security holders named in the Prospectus (including their transferees, donees, pledgees and other successors-in-interest) (the “Selling Securityholders”) of up to 160,309,118 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock in the section of the Prospectus entitled “Plan of Distribution.”

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements.

Our Class A Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “CYXT.” On June 13, 2022, the closing price per share of our Class A Common Stock was $12.56.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 14, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 8, 2022
__________________________________
Cyxtera Technologies, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-39496	84-3743013 (IRS Employer Identification No.)
2333 Ponce de Leon Boulevard Suite 900 Coral Gables, FL 33134 (Address of principal executive office)	(Commission File Number)	33134 (Zip Code)
(305) 537-9500
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)
________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	CYXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 8, 2022, Cyxtera Technologies, Inc. (the “Company” or “Cyxtera”) held its 2022 annual meeting of stockholders (“2022 Annual Meeting”). At the 2022 Annual Meeting, the Company's stockholders approved the Company’s 2022 Employee Stock Purchase Plan (the “ESPP”). The ESPP is designed to allow eligible employees of the Company to purchase shares of Cyxtera Class A common stock with their accumulated payroll deductions. The ESPP is divided into two components: the “Section 423 Component” and the “Non-Section 423 Component”.

The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the U.S. Internal Revenue Code, as amended. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the plan administrator and designed to achieve tax, securities laws or other objectives for eligible employees and certain subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the plan administrator or provided in the ESPP, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component.

The terms of the ESPP are further described under the heading “Proposal No. 3: Approval of the Cyxtera Technologies, Inc. 2022 Employee Stock Purchase Plan” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 26, 2022 (the “Proxy Statement”). The description of the ESPP included in the Proxy Statement is incorporated by reference into Item 5.02 of this Current Report on Form 8-K.

The above and the incorporated descriptions of the ESPP are qualified in their entirety by reference to the ESPP, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
Item 9.01.    Financial Statement and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Cyxtera Technologies, Inc. 2022 Employee Stock Purchase Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyxtera Technologies, Inc.

Date: June 14, 2022	By:	/s/ Victor Semah
	Name:	Victor Semah
	Title:	Chief Legal Officer